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                                                                    Exhibit 99.1


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
COMPANY CONTACT                INVESTOR RELATIONS                PUBLIC RELATIONS
---------------                ------------------                ----------------
John L. Higgins                Ina McGuinness or Bruce Voss      Rick Roose
Chief Financial Officer        Lippert/Heilshorn & Associates    Chase Communications
(650) 843-2800                 (310) 691-7100                    415-457-6600
jhiggins@connetics.com         imcguinness@lhai.com              rooserr@attbi.com

                       CONNETICS RECEIVES FDA APPROVAL TO
                          MARKET OLUX(R) FOR PSORIASIS

                  --NEW INDICATION TO LAUNCH IN JANUARY 2003 --

PALO ALTO, CALIF. (DECEMBER 23, 2002) - Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced that the U.S. Food and Drug Administration (FDA) has approved the Company's supplemental New Drug Application (sNDA) to expand label claims for OLUX(R) (clobetasol propionate) Foam, 0.05% to include the short-term topical treatment of mild to moderate plaque-type psoriasis of non-scalp regions excluding the face and intertriginous areas. OLUX was previously approved for the short-term topical treatment of the inflammatory and pruritic manifestations of moderate to severe corticosteroid-responsive dermatoses of the scalp including psoriasis. In late October, the Company announced receipt of an Approvable Letter from the FDA regarding this sNDA.

 "The approval of our sNDA for OLUX allows us to address a substantially larger market as approximately 80% of all prescriptions for psoriasis are for areas of the body other than the scalp," said Thomas G. Wiggans, Connetics President and Chief Executive Officer. "Our sales force will now be able to promote a therapeutic option for dermatologists to treat the many patients with psoriasis affecting non-scalp regions. We believe this approval will offer an important advantage as patients can receive one prescription to treat multiple areas of the body as opposed to receiving multiple prescriptions, which is often the case."

ABOUT THE FOAM

Connetics designed the foam vehicle to be easier-to-apply, less messy and cosmetically more acceptable than currently marketed dermatological solutions, creams, ointments and gels. Foam liquefies when applied to the skin and is designed to deliver active drug to the disease site. In a survey conducted by Connetics, 80% of patient responders said they preferred the foam to other topical vehicles. In another survey of dermatologists, 91% responded that they believed the foam would enhance patient compliance.

ABOUT CONNETICS

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company's marketed products are OLUX(R) (clobetasol propionate)
Foam, 0.05% and Luxiq(R) (betamethasone valerate) Foam, 0.12%. The Company also is developing Extina(TM), a foam formulation of the antifungal drug ketoconazole, and Actiza(TM), a foam formulation of
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clindamycin for treating acne. Connetics also recently in-licensed Velac(R) gel, a combination acne therapy. These formulations aim to improve the management of dermatological diseases, provide significant product differentiation, and extend product life cycles. For more information about Connetics and its products, please visit www.connetics.com, or send an e-mail to ir@connetics.com.

The statements in this news release regarding the timing for the launch of OLUX to treat non-scalp psoriasis, and the potential for additional revenue constitute forward-looking statements. These statements represent the Company's judgment as of the date of this news release and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. In particular, Connetics faces risks and uncertainties that sales of OLUX may not increase, and that physicians may not prescribe OLUX in the amounts anticipated with the new label. The actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics' Annual Report on Form 10-K for the last fiscal year, and the most recently filed Quarterly Report on Form 10-Q.

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